Exhibit 107
Calculation of Filing Fee Tables
Rule
424(b)(2)
(Form Type)
Citigroup Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	4.296% Fixed Rate / Floating Rate Subordinated Notes due 2036	Rule 457(r)	$1,046,250,000	100%	$1,046,250,000	0.00015310	$160,181	N/A	N/A	N/A	N/A

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					$1,046,250,000		$160,181

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$160,181
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of this offering is $1,046,250,000
(1)
.
(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, based upon an exchange rate of $1.1625/€1 on July 16
,
2025, as published by Bloomberg L.P.